Exhibit 99.1

C.H. Robinson Worldwide, Inc.

14701 Charlson Road

Eden Prairie, Minnesota 55347

Chad Lindbloom, chief financial officer (952) 937-7779

Tim Gagnon, director, investor relations (952) 683-5007

FOR IMMEDIATE RELEASE

C.H. ROBINSON REPORTS SECOND QUARTER RESULTS

MINNEAPOLIS, July 29, 2014 – C.H. Robinson Worldwide, Inc. (“C.H. Robinson”) (NASDAQ: CHRW), today reported financial results for the quarter ended June 30, 2014. Summarized financial results for the quarter ended June 30 are as follows (dollars in thousands, except per share data):

	Three months ended June 30,			Six months ended June 30,
	2014	2013	% change	2014	2013	% change
Total revenues	$3,502,918	$3,288,262	6.5%	$6,645,503	$6,282,529	5.8%
Net revenues:
Transportation
Truckload	$305,561	$264,335	15.6%	$575,398	$532,939	8.0%
LTL	67,376	60,711	11.0%	127,514	119,202	7.0%
Intermodal	10,863	9,920	9.5%	19,803	19,021	4.1%
Ocean	50,486	49,124	2.8%	94,098	91,612	2.7%
Air	21,747	20,202	7.6%	39,201	36,970	6.0%
Customs	10,312	9,769	5.6%	19,644	18,375	6.9%
Other logistics services	17,207	17,084	0.7%	35,773	34,278	4.4%

Total transportation	483,552	431,145	12.2%	911,431	852,397	6.9%
Sourcing	34,894	38,752	-10.0%	61,740	70,598	-12.5%
Payment services	2,591	2,705	-4.2%	5,101	5,329	-4.3%

Total net revenues	521,037	472,602	10.2%	978,272	928,324	5.4%
Operating expenses	320,655	290,126	10.5%	620,919	577,142	7.6%

Operating income	200,382	182,476	9.8%	357,353	351,182	1.8%
Net income	$118,596	$111,872	6.0%	$211,783	$215,215	-1.6%

Diluted EPS	$0.80	$0.70	14.3%	$1.43	$1.34	6.7%

Our truckload net revenues increased 15.6 percent in the second quarter of 2014 compared to the second quarter of 2013. Our truckload volumes increased approximately four percent in the second quarter of 2014 compared to the second quarter of 2013. Our North American truckload volumes increased approximately three percent. Our truckload net revenue margin increased in the second quarter of 2014 compared to the second quarter of 2013, due primarily to increased rate per mile. In North America, excluding the estimated impacts of the change in fuel, our average truckload rate per mile charged to our customers increased approximately ten percent in the second quarter of 2014 compared to the second quarter of 2013. In North America, our truckload transportation costs increased approximately nine percent, excluding the estimated impacts of the change in fuel.

(more)

C.H. Robinson Worldwide, Inc.

July 29, 2014

Our less-than-truckload (“LTL”) net revenues increased 11.0 percent in the second quarter of 2014 compared to the second quarter of 2013. The increase was driven by an eight percent increase in total shipments and a slight increase in net revenue margin.

Our intermodal net revenues increased 9.5 percent in the second quarter of 2014 compared to the second quarter of 2013. This increase was primarily driven by improved purchased transportation costs, a change in business mix, and a volume increase of one percent. Intermodal volumes were adversely impacted by railroad service levels.

Our ocean transportation net revenues increased 2.8 percent in the second quarter of 2014 compared to the second quarter of 2013. This increase in net revenues was primarily due to volume increases partially offset by a decrease in net revenue margin.

Our air transportation net revenues increased 7.6 percent in the second quarter of 2014 compared to the second quarter of 2013. This increase was primarily due to increased volumes and an increase in net revenue margin.

Our customs net revenues increased 5.6 percent in the second quarter of 2014 compared to the second quarter of 2013. This increase was primarily due to higher transaction volumes.

Our other logistics services revenues increased 0.7 percent in the second quarter of 2014 compared to the second quarter of 2013. This increase was primarily due to increases in transportation management services, partially offset by declines in other logistics services.

Sourcing net revenues decreased 10.0 percent in the second quarter of 2014 compared to the second quarter of 2013. We continued to experience volume and net revenue declines from a large customer. We expect these declines with this large customer to continue throughout 2014. Volumes were also negatively impacted by the west coast drought which affected product availability.

For the second quarter, operating expenses increased 10.5 percent to $320.7 million in 2014 from $290.1 million in 2013. Operating expenses as a percentage of net revenues increased slightly to 61.5 percent in the second quarter of 2014 from 61.4 percent in the second quarter of 2013.

For the second quarter, personnel expenses increased 16.0 percent to $239.0 million in 2014 from $206.0 million. This was primarily due to an increase in the expenses related to incentive plans that are designed to keep expenses variable with changes in net revenues and profitability and an increase in our average headcount of approximately four percent.

For the second quarter, other selling, general, and administrative expenses decreased 2.9 percent to $81.7 million in 2014 from $84.1 million in 2013. This was due to a decrease in claims and travel expenses, partially offset by an increase in the provision for doubtful accounts. In the second quarter of 2013, we recorded a $5.0 million charge related to the settlement of a contingent auto liability claim.

For the second quarter, interest and other expense was an expense of $6.3 million in 2014 compared to an expense of $589,000 in the second quarter of 2013. This increase was primarily driven by the interest expense on our notes payable, issued during the third quarter of 2013 and used to fund the accelerated share repurchase agreements.

Founded in 1905, C.H. Robinson Worldwide, Inc., is one of the largest non-asset based third party logistics companies in the world. C.H. Robinson is a global provider of multimodal transportation services and logistics solutions, currently serving over 46,000 active customers through a network of 282 offices in North America, South America, Europe, and Asia. C.H. Robinson maintains one of the largest networks of motor carrier capacity in North America and works with approximately 63,000 transportation providers worldwide.

(more)

C.H. Robinson Worldwide, Inc.

July 29, 2014

Except for the historical information contained herein, the matters set forth in this release are forward-looking statements that represent our expectations, beliefs, intentions or strategies concerning future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience or our present expectations, including, but not limited to such factors as changes in economic conditions, including uncertain consumer demand; changes in market demand and pressures on the pricing for our services; competition and growth rates within the third party logistics industry; freight levels and increasing costs and availability of truck capacity or alternative means of transporting freight, and changes in relationships with existing truck, rail, ocean and air carriers; changes in our customer base due to possible consolidation among our customers; our ability to integrate the operations of acquired companies with our historic operations successfully; risks associated with litigation and insurance coverage; risks associated with operations outside of the U.S.; risks associated with the potential impacts of changes in government regulations; risks associated with the produce industry, including food safety and contamination issues; fuel prices and availability; the impact of war on the economy; and other risks and uncertainties detailed in our Annual and Quarterly Reports.

Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update such statement to reflect events or circumstances arising after such date. All remarks made during our financial results conference call will be current at the time of the call and we undertake no obligation to update the replay.

Conference Call Information:

C.H. Robinson Worldwide Second Quarter 2014 Earnings Conference Call

Wednesday, July 30, 2014 8:30 a.m. Eastern Time

The call will be limited to 60 minutes, including questions and answers. We invite call participants to submit questions in advance of the conference call and we will respond to as many of the questions as we can in the time allowed. To submit your question(s)in advance of the call, please email tim.gagnon@chrobinson.com.

Presentation slides and a simultaneous live audio webcast of the conference call may be accessed through the Investor Relations link on C.H. Robinson’s website at www.chrobinson.com.

To participate in the conference call by telephone, please call ten minutes early by dialing: 888-740-6137

International callers dial +1-913-312-1495

Callers should reference the conference ID, which is 5181255

Webcast replay available through Investor Relations link at www.chrobinson.com

Telephone audio replay available until 11:30 a.m. Eastern Time on August 6: 800-203-1112;

passcode: 5181255#

(more)

C.H. Robinson Worldwide, Inc.

July 29, 2014

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited, in thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
Revenues:
Transportation	$3,038,923	$2,818,077	$5,842,627	$5,421,259
Sourcing	460,816	466,811	796,624	854,663
Payment Services	3,179	3,374	6,252	6,607

Total revenues	3,502,918	3,288,262	6,645,503	6,282,529

Costs and expenses:
Purchased transportation and related services	2,555,371	2,386,932	4,931,196	4,568,862
Purchased products sourced for resale	425,922	428,059	734,884	784,065
Purchased payment services	588	669	1,151	1,278
Personnel expenses	238,986	206,009	459,283	418,654
Other selling, general, and administrative expenses	81,669	84,117	161,636	158,488

Total costs and expenses	3,302,536	3,105,786	6,288,150	5,931,347

Income from operations	200,382	182,476	357,353	351,182

Interest and other expense	(6,252)	(589)	(12,383)	(649)

Income before provision for income taxes	194,130	181,887	344,970	350,533
Provision for income taxes	75,534	70,015	133,187	135,318

Net income	$118,596	$111,872	$211,783	$215,215

Net income per share (basic)	$0.80	$0.70	$1.43	$1.34
Net income per share (diluted)	$0.80	$0.70	$1.43	$1.34
Weighted average shares outstanding (basic)	147,826	159,818	148,167	160,137
Weighted average shares outstanding (diluted)	147,974	159,917	148,293	160,198

(more)

C.H. Robinson Worldwide, Inc.

July 29, 2014

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands)

	June 30, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$144,215	$162,047
Receivables, net	1,699,787	1,449,581
Other current assets	65,199	52,857

Total current assets	1,909,201	1,664,485
Property and equipment, net	160,268	160,703
Intangible and other assets	967,637	977,630

Total Assets	$3,037,106	$2,802,818

Liabilities and stockholders’ investment
Current liabilities:
Accounts payable and outstanding checks	$876,113	$755,007
Accrued compensation	78,917	85,247
Accrued income taxes	25,682	11,681
Other accrued expenses	50,286	43,046
Current portion of debt	400,000	375,000

Total current liabilities	1,430,998	1,269,981
Noncurrent income taxes payable	20,281	21,584
Deferred tax liabilities	75,502	70,618
Long-term debt	500,000	500,000
Other long term liabilities	224	911

Total liabilities	2,027,005	1,863,094
Total stockholders’ investment	1,010,101	939,724

Total liabilities and stockholders’ investment	$3,037,106	$2,802,818

(more)

C.H. Robinson Worldwide, Inc.

July 29, 2014

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(unaudited, in thousands, except operational data)

	Six months ended June 30,
	2014	2013
Operating activities:
Net income	$211,783	$215,215
Stock-based compensation	16,423	9,885
Depreciation and amortization	29,349	27,952
Provision for doubtful accounts	11,128	5,635
Deferred income taxes	5,894	25,993
Other	(1,348)	143
Changes in operating elements
Receivables	(261,334)	(198,669)
Prepaid expenses and other	(14,214)	(12,146)
Other non-current assets	270	—
Accounts payable and outstanding checks	121,109	100,481
Accrued compensation and profit-sharing contribution	(6,137)	(35,277)
Accrued income taxes	12,698	(69,631)
Other accrued liabilities	2,747	(11,310)

Net cash provided by operating activities	128,368	58,271
Investing activities:
Purchases of property and equipment	(14,860)	(18,316)
Purchases and development of software	(3,964)	(4,261)
Acquisitions, net of cash	—	19,126
Other	268	107

Net cash used for investing activities	(18,556)	(3,344)
Financing activities:
Borrowings on line of credit	2,435,000	2,134,023
Repayments on line of credit	(2,410,000)	(2,022,017)
Payment of contingent purchase price	—	(927)
Net repurchases of common stock	(52,740)	(134,043)
Excess tax benefit on stock-based compensation	5,198	24,755
Cash dividends	(104,909)	(113,031)

Net cash used for financing activities	(127,451)	(111,240)
Effect of exchange rates on cash	(193)	(3,689)

Net change in cash and cash equivalents	(17,832)	(60,002)
Cash and cash equivalents, beginning of period	162,047	210,019

Cash and cash equivalents, end of period	$144,215	$150,017

	As of June 30,
	2014	2013
Operational Data:
Employees	11,645	11,297
Branches	282	276

###